Exhibit 99.1

For Immediate Release

Cinemark Founder, Lee Roy Mitchell, Retiring from the Company’s

Board of Directors

Kevin Mitchell named as Mitchell Investors Board designee

Plano, Texas (February 15, 2023) – Cinemark Holdings, Inc. (NYSE: CNK), one of the world’s largest and most influential movie theater companies, announced that founder Lee Roy Mitchell, 85, stepped down from the Company’s Board of Directors following a highly influential tenure spanning nearly 40 years. Lee Roy served on the Board since its inception and transitioned from Executive Chairman to member of the Board in 2022.

Lee Roy and his wife, Tandy, founded Cinemark in 1984 and grew it to a global company with nearly 6,000 screens across 16 countries. Lee Roy served as Cinemark’s Chief Executive Officer until 2006 and then transitioned to Executive Chairman, a position he held until 2022. Over the years, Lee Roy’s entrepreneurial spirit and drive for innovation not only benefited Cinemark but had a significant impact on the entire exhibition industry. This impact was further supplemented by the meaningful contributions made while serving on the Executive Committee of the Board of Directors for National Association of Theatre Owners (NATO) for 20 years.

Kevin Mitchell, 54, succeeds Lee Roy as a Mitchell Investors Board designee. Kevin brings over 35 years of experience in the motion picture industry. Kevin founded and served as CEO of ShowBiz Cinemas, a bowling, movies and more concept with operations in Texas, Oklahoma, Florida and Wyoming, prior to selling his interest in the company in December of 2021. Kevin Mitchell has also served on multiple Board of Directors, including former Chairman of the Board for Variety the Children’s Charity of Texas, as an Advisory Board Member for National Association of Theatre Owners (NATO) and Will Rogers Motion Picture Pioneers Foundation, as well as a Board Member for Chuck Norris’ Kickstart Kids.

Commenting on the transition, Lee Roy said, “Tandy and I founded Cinemark nearly 40 years ago and could not be more proud of the company it is today. Our strategic vision was to build a leading global cinema circuit, and I am humbled to have worked alongside such an incredible leadership team and Board to execute upon that vision. Kevin is a natural successor given his considerable industry knowledge and experience gleaned over the past three decades. I am confident that Cinemark will continue to lead the industry and succeed in progressing their strategic priorities under the strong leadership of the management team and Board.”

“Lee Roy has been highly influential over the years, not only on Cinemark, but the entire exhibition industry,” stated Carlos Sepulveda, Chairman. “His entrepreneurial spirit, fervor for theatrical moviegoing, and passion for people have helped differentiate the company and guide its strategic direction. On behalf of the Board and the entire Cinemark team, we are immensely grateful to Lee Roy for his leadership and tremendous value added over the years, and we will work diligently to continue to position the company he founded for long-term success.”

About Cinemark Holdings, Inc.

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theater companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 517 theatres (318 U.S., 199 South and Central America) with 5,835 screens (4,392 U.S., 1,443 South and Central America) in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD—the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://investors.cinemark.com/

Cinemark Media Contact:

Julia McCartha

pr@cinemark.com

Investor Contact:

Chanda Brashears

investors@cinemark.com